Exhibit 99.1

EXCHANGE AND TRANSFER AGREEMENT

EXCHANGE AND TRANSFER AGREEMENT (this “Agreement”), dated as of March 31, 2010, by and between Citigroup Insurance Holding Corporation, a Georgia corporation (“CIHC”), and Primerica, Inc. (formerly named Puck Holding Company, Inc.), a Delaware corporation (“Primerica”).

WHEREAS, CIHC directly owns 100 shares of common stock, par value $0.01 per share, of Primerica, which represent all of the issued and outstanding capital stock of Primerica immediately prior to the consummation of the transactions contemplated hereby (the “Initial Shares”);

WHEREAS, CIHC is a direct, wholly-owned subsidiary of Associated Madison Companies, Inc., a Delaware corporation (“AMAD”);

WHEREAS, AMAD and CIHC entered into a Contribution and Assignment Agreement, dated as of the date hereof, pursuant to which AMAD contributed, assigned and conveyed to CIHC all of AMAD’s right, title and interest in and to all of the Transferred Subsidiaries Shares (as defined below), and CIHC has accepted all of AMAD’s right, title and interest in and to the Transferred Subsidiaries Shares;

WHEREAS, CIHC directly owns 5,923 validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share, of Primerica Financial Services Home Mortgages, Inc. (“PFSHMI”), a Georgia corporation (the “PFSHMI Shares”), which represent all of the issued and outstanding capital stock of PFSHMI;

WHEREAS, CIHC directly owns 1,000 validly issued, fully paid and non-assessable shares of common stock, without par value, of Primerica Services, Inc. (“PSI”), a Georgia corporation (the “PSI Shares”), which represent all of the issued and outstanding capital stock of PSI;

WHEREAS, CIHC directly owns 1,000 validly issued, fully paid and non-assessable shares of common stock, par value $1.00 per share, of Primerica Finance Corporation (“PFC”), a Delaware corporation (the “PFC Shares”), which represent all of the issued and outstanding capital stock of PFC;

WHEREAS, CIHC directly owns 1,000 validly issued and fully paid shares of common stock, without par value, of Primerica Convention Services, Inc. (“PCSIGA”), a Georgia corporation (the “PCSIGA Shares”), which represent all of the issued and outstanding capital stock of PCSIGA;

WHEREAS, CIHC directly owns 1,000 validly issued and fully paid shares of common stock, without par value, of Primerica Client Services, Inc. (“PCSIDE”), a Delaware corporation (the “PCSIDE Shares”), which represent all of the issued and outstanding capital stock of PCSIDE;

WHEREAS, CIHC directly owns 1,000 validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share, of Primerica Financial Services, Inc. (“PFSI”), a Nevada corporation (the “PFSI Shares,” and, collectively with the PFSHMI Shares, the PSI Shares, the PFC Shares, the PCSIGA Shares and the PCSIDE Shares, the “Transferred Subsidiaries Shares”), and the PFSI Shares represent all of the issued and outstanding capital stock of PFSI;

WHEREAS, CIHC directly owns 497,020 validly issued, fully paid and non-assessable shares of common stock, par value $5.00 per share, of Primerica Life Insurance Company (“PLIC”), a Massachusetts domiciled life insurance company (the “PLIC Shares”), which represent all of the issued and outstanding capital stock of PLIC;

WHEREAS, following the consummation of the transactions contemplated by a Distribution and Assignment Agreement, substantially in the form attached hereto as Exhibit A, to be entered into as of the date hereof by CIHC and PLIC, CIHC will directly own 902,100 validly issued, fully paid and non-assessable shares of common stock, without par value, and 38,300,000 validly issued, fully paid and non-assessable shares of preferred stock, without par value, of Primerica Financial Services (Canada) Ltd. (“PFSCL”), a Canadian corporation (collectively, the “PFSCL Shares”), which represent all of the issued and outstanding capital stock of PFSCL;

WHEREAS, CIHC entered into the Securities Purchase Agreement, dated as of February 8, 2010, by and among CIHC, Primerica, Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P. (the “Securities Purchase Agreement”), pursuant to which it agreed to sell shares of validly issued, fully paid and non-assessable common stock, par value $0.01 per share (the “Primerica Common Stock”), and the Warrant (as defined in the Securities Purchase Agreement); and

WHEREAS, in anticipation of an initial public offering of Primerica’s common stock and the transactions contemplated by the Securities Purchase Agreement, CIHC and Primerica desire to enter into this Agreement, pursuant to which, subject to the condition set forth herein, CIHC will transfer to Primerica (i) the Transferred Subsidiaries Shares, (ii) the PFSCL Shares, (iii) the PLIC Shares and (iv) certain other assets as set forth in Exhibit B (the “Other CIHC Assets”), and in exchange therefor, Primerica will issue to CIHC (i) 74,999,900 shares of Primerica Common Stock, which, together with the Initial Shares, represent all of the issued and outstanding common stock of Primerica, (ii) a $300 million note (the “Citi Note”) due on March 31, 2015, bearing interest at an annual rate of 5.5% and (iii) a warrant, substantially in the form attached hereto as Exhibit C, exercisable into a number of shares of Primerica Common Stock calculated in accordance with the Securities Purchase Agreement (the “Primerica Warrant”).

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Transfer and Exchange. As soon as reasonably practicable following the execution of a binding underwriting agreement to sell shares of Primerica Common Stock in a public offering, and on the terms set forth herein:

(a) CIHC hereby agrees that it will transfer, assign and convey to Primerica all of CIHC’s right, title and interest in and to all of the Transferred Subsidiaries Shares, the PFSCL Shares, the PLIC Shares and the Other CIHC Assets, and Primerica hereby agrees that it will accept all of CIHC’s right, title and interest in and to the Transferred Subsidiaries Shares, the PFSCL Shares, the PLIC Shares and the Other CIHC Assets; and

(b) in exchange therefor and in exchange for the trademark and software licenses granted pursuant to Sections 3.1(a) and 7.2(a) of the Intercompany Agreement, substantially in the form attached hereto as Exhibit D, to be executed and delivered by each of Primerica and Citigroup Inc. (“Intercompany Agreement”), and the domain names, software licenses and hardware assets to be transferred pursuant to Section 7.2(b) of the Intercompany Agreement, Primerica hereby agrees that it will issue to CIHC the (i) Primerica Common Stock, (ii) Citi Note and (iii) Primerica Warrant.

2. Representations of the Parties. Each of CIHC and Primerica hereby represents and warrants that (a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) it has all requisite corporate power and authority to enter into, execute and deliver this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby and (c) this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

3. Treatment for Tax Purposes. For federal income and other relevant tax purposes, each of CIHC and Primerica shall treat Primerica’s acquisition of the Transferred Subsidiaries Shares, the PFSCL Shares and the PLIC Shares pursuant to this Agreement as a qualified stock purchase as defined in Section 338(d)(3) of the Internal Revenue Code of 1986, as amended.

4. Instruments of Transfer and Related Documents.

(a) CIHC will deliver to Primerica a stock certificate (or similar evidence) representing all of the Transferred Subsidiaries Shares, the PFSCL Shares and the PLIC Shares, endorsed in blank or accompanied by duly executed stock powers (or similar evidence).

(b) Primerica will deliver to CIHC (i) stock certificates representing the Primerica Common Stock (or in the event that such stock is issued in an uncertificated form, such other evidence of ownership), (ii) the Primerica Warrant and (iii) the Citi Note.

(c) Each of CIHC and Primerica hereby agree that it shall execute and deliver the Note Agreement, substantially in the form attached hereto as Exhibit E, simultaneously with Primerica’s execution and delivery of the Citi Note.

(d) Each of CIHC and Primerica hereby agrees that it shall file with the relevant governmental or regulatory authorities such documents, if any, as may be necessary in connection with the change in ownership of the Transferred Subsidiaries Shares, the PFSCL Shares, the PLIC Shares and the Other CIHC Assets, and the issuance of the Primerica Common Stock, the Citi Note and the Primerica Warrant.

5. Further Assurances. From time to time hereafter, each of the parties hereto hereby agrees to do all such acts and things and to execute and deliver, or cause to be executed and delivered, all such documents, notices, instruments and agreements as may be necessary or desirable to give effect to the provisions and intent of this Agreement.

6. Successors and Assigns. This Agreement will be binding upon, inure to the benefit of and be enforceable by and against, the parties hereto and their respective successors and assigns.

7. Governing Law; Jurisdiction. This Agreement shall be governed by, enforced under and construed in accordance with, the laws of the State of New York, without giving effect to any choice or conflicts of law provision or rule thereof.

8. No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights or remedies hereunder.

9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

10. Severability. If any provision of this Agreement or the application thereof to any circumstance shall, for any reason and to any extent, be invalid or unenforceable under applicable law or governing contractual provisions of either party, the remainder of this Agreement shall not be affected thereby and the application of such provision to other circumstances shall not be affected thereby, but rather shall be enforced to the fullest extent permitted by applicable law.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by a duly authorized officer as of the date first written above.

CITIGROUP INSURANCE HOLDING CORPORATION

By:	/s/ John Gerspach
	Name:	John Gerspach
	Title:	President

PRIMERICA, INC.

By:	/s/ Peter W. Schneider
	Name:	Peter W. Schneider
	Title:	Executive VP and Corporate Secretary

[SIGNATURE PAGE TO EXCHANGE AND TRANSFER AGREEMENT]

Exhibit A

Form of Distribution and Assignment Agreement

Exhibit B

List of intellectual property assets.

1

Exhibit C

Form of Primerica Warrant

See Exhibit 4.1 to Primerica Inc.’s Registration Statement on Form S-1 (No. 333-162918).

Exhibit D

Form of Intercompany Agreement

See Exhibit 10.1 to Primerica Inc.’s Registration Statement on Form S-1 (No. 333-162918).

Exhibit E

Form of Note Agreement

See Exhibit 4.2 to Primerica Inc.’s Registration Statement on Form S-1 (No. 333-162918).